                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS FOURTH QUARTER OPERATING RESULTS

New Port Richey, FL. - February 25, 2021 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2020 fourth quarter.

2020 Fourth Quarter Highlights (1)
•Net sales were $320.0 million, a decrease of 16.2 percent from the prior year; Organic Net Sales (a non-GAAP measure) decreased 17.6 percent from the prior year
•Earnings from operations were $40.6 million compared to $37.4 million in the prior year; as a percentage of net sales, earnings from operations were 12.7 percent compared to 9.8 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $60.0 million compared to $71.2 million in the prior year; Adjusted Operating EBITDA margin was 18.8 percent compared to 18.6 percent in the prior year
•Net earnings were $20.2 million compared to net earnings of $18.4 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $21.7 million compared to Adjusted Net Earnings of $27.1 million in the prior year
•Diluted net earnings per share was $0.14 compared to diluted net earnings per share of $0.13 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.15 compared to Adjusted Diluted Net Earnings Per Share of $0.19 in the prior year
•Net cash provided by operating activities was $41.9 million, compared to net cash provided by operating activities of $50.8 million in last year's fourth quarter; Free Cash Flow (a non-GAAP measure) was $37.7 million compared to $34.3 million in last year's fourth quarter

2020 Full-Year Highlights (1)
•Net sales were $1,153.4 million, a decrease of 27.6 percent from the prior year; Organic Net Sales decreased 27.8 percent from the prior year
•Earnings from operations were $63.1 million compared to $173.9 million in the prior year; as a percent of net sales, earnings from operations were 5.5 percent compared to 10.9 percent in the prior year
•Adjusted Operating EBITDA was $170.9 million compared to $286.2 million in the prior year; Adjusted Operating EBITDA margin was 14.8 percent compared to 18.0 percent in the prior year
•Net loss was $7.4 million compared to net earnings of $55.9 million in the prior year; Adjusted Net Earnings was $23.1 million compared to Adjusted Net Earnings of $96.3 million in the prior year
•Diluted net loss per share was $0.05 compared to diluted net earnings per share of $0.39 in the prior year; Adjusted Diluted Net Earnings Per Share was $0.16 compared to Adjusted Diluted Net Earnings Per Share of $0.68 in the prior year
•Net cash provided by operating activities was $15.0 million, compared to net cash used in operating activities of $269.7 million in the prior year; Free Cash Flow was a $5.1 million use of cash, compared to a $74.0 million increase of cash in the prior year
•Total liquidity was $375.0 million on December 31, 2020 and consisted of $125.0 million of cash and cash equivalents and $250.0 million of availability on the Revolving Credit Facility

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing the Company's fourth quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "We are pleased with our fourth quarter operating results as our sales, margins and cash flow all improved sequentially from the third quarter as the commercial foodservice industry continued to gradually recover. We are particularly pleased that our Adjusted Operating EBITDA margin exceeded last year's level despite the dilutive effect of the sales decline, and that our free cash flow was higher than last year's fourth quarter. Both of these are attributable to the improvements we have made to date as part of our Business Transformation Program ("Transformation Program") and through the cost containment actions we put in place earlier in the year that continued to benefit us in the fourth quarter. Industry conditions and our results remain depressed relative to last year's fourth quarter due to the impact of the COVID-19 pandemic and we continue to closely monitor the global recovery and adjust our costs and investments accordingly."

Net sales declined 16.2 percent in the fourth quarter compared to last year's fourth quarter. Excluding the impact from foreign currency translation, Organic Net Sales decreased 17.6 percent, which was primarily driven by decreased volumes due to the impact of the COVID-19 pandemic on foodservice providers globally and the resulting decrease in demand for commercial foodservice equipment. The year-over-year monthly net sales comparisons improved through the quarter with December's decrease being the smallest since the pandemic started.

The fourth quarter Adjusted Operating EBITDA margin of 18.8 percent was 20 basis points higher than last year's fourth quarter with positive net pricing, lower selling, general and administrative expenses (net of adjustments for the Transformation Program expenses and other adjustments to SG&A that are included in our Adjusted Operating EBITDA reconciliation ("Net SG&A")), materials and manufacturing costs partially offset by the dilutive effect of lower volume related to the impact from the COVID-19 pandemic. Net SG&A costs were lower primarily due to cost reduction initiatives including reductions in force and temporary furloughs, along with a significant curtailment of travel,

Welbilt Reports 2020 Fourth Quarter Operating Results
marketing and other discretionary spending. These actions enabled us to reduce full-year Net SG&A expenses by $41.0 million versus last year, although Net SG&A expenses increased as a percentage of net sales.

We continued to make progress on the Transformation Program during the fourth quarter. Our planned procurement activities related to materials spend remains on-track as we continue to implement new agreements with both current and new suppliers. We also made progress on executing incremental cost savings opportunities through the implementation of Value Analysis Value Engineering ("VAVE") initiatives. We delivered productivity improvements in our manufacturing plants which provided additional savings in the quarter. Finally, we made progress on consolidating one of our two plants in Shreveport, Louisiana into one existing facility and expect to have this process completed within the next few months. We remain committed to completing the activities included within the scope of our Transformation Program by the end of 2021 as originally anticipated and remain confident in our ability to achieve the $75 million of run-rate savings and the 500 basis points of margin improvement when sales and volume levels of the business return to pre-COVID levels.

Liquidity and Debt
Net cash provided by operating activities in the fourth quarter was $41.9 million compared to $50.8 million in last year's fourth quarter. Net cash used in investing activities in the fourth quarter was $4.2 million compared to $16.3 million of net cash used in investing activities in last year's fourth quarter, reflecting lower Transformation Program-related capital spending compared to the same period last year. Free Cash Flow (a non-GAAP measure) was $37.7 million in the quarter compared to $34.3 million in last year's fourth quarter. The increase in Free Cash Flow in the fourth quarter versus last year's fourth quarter reflects lower capital spending partially offset by a use of cash for changes in operating assets and liabilities. Capital spending was $4.2 million in the fourth quarter compared to $16.5 million in last year's fourth quarter.

During the quarter, total debt and finance leases (including the current portion) decreased by $39.6 million. Our ending cash and cash equivalents was $125.0 million, an increase of $2.1 million in the quarter. Total global liquidity was $375.0 million as of December 31, 2020, which consisted of the $125.0 million of cash and cash equivalents and $250.0 million of availability on our Revolving Credit Facility. Total global liquidity increased by $42.1 million in the quarter from $332.9 million as of September 30, 2020.

Restructuring and Other Charges
During the first quarter of 2020, we executed a workforce reduction in the Americas region and Corporate as well as a limited management restructuring to reduce operating expenses as an element of our Transformation Program and in response to the negative impact of the global COVID-19 pandemic on our operations. We also recognized severance and related costs in connection with restructuring actions initiated during the fourth quarter of 2019 in the EMEA and APAC regions, and additional actions taken in the EMEA region during the fourth quarter of 2020. We recognized $1.9 million of restructuring charges related to these actions in the fourth quarter of 2020. In addition, and as previously reported, we voluntarily disclosed to U.S. Customs and Border Protection certain errors in the declaration of imported products. In the fourth quarter, we concluded the analysis and testing of import activity and finalized the amount due as $3.1 million. We recorded a $0.5 million reduction to expense in the fourth quarter of 2020 as a component of "Restructuring and other expense" related to this matter.

2021 Guidance
Due to the COVID-19 pandemic and the resulting impact on the commercial foodservice industry and uncertainty of demand for our products, we are only providing guidance related to our 2021 first quarter sales expectations, which we expect to decrease between 11 and 16 percent from the prior year. We do not plan to reinstate additional guidance until macroeconomic and commercial foodservice industry conditions have sufficiently stabilized.

Additional Management Commentary
"We are pleased with our fourth quarter results in light of the ongoing COVID-19 pandemic," said Bill Johnson, Welbilt’s President and CEO. "In the Americas, sales to strategic QSRs and fast casual operators increased slightly over last year with improved demand for replacement equipment. In particular, we benefited from increased demand for Merrychef® high-speed ovens to multiple customers. EMEA also saw sequential improvement in demand from strategic QSRs. Crem continued to benefit from a small rollout with an international governmental entity. APAC net sales improved sequentially in the fourth quarter, with sales in Australia, Japan and Malaysia delivering year-over-year sales increases. Sales in China decreased in the quarter due to strong rollouts in last year's fourth quarter. We believe overall demand, while still negatively impacted by the COVID-19 pandemic, will continue to gradually improve over the next several quarters as public health orders and other restrictions are lifted and the rollout of COVID-19 vaccines accelerate, giving both consumers and operators more confidence and driving a gradual recovery in commercial foodservice end markets."

"We continued to aggressively manage our discretionary costs which, combined with sequentially improving absorption of fixed costs due to higher net sales in the quarter and benefits from our Business Transformation Program, allowed us to deliver an Adjusted Operating EBITDA margin of 18.8 percent in the fourth quarter. We remain very focused on protecting the health and safety of our employees and have been fortunate to have experienced very few COVID-19 cases worldwide. With the tools we have developed as part of our Transformation Program, we were able to improve productivity in our plants compared to prior year levels. We did have a few plants that were closed sporadically throughout the quarter due to local restrictions and to balance demand with production. We also continued to reduce material costs - both through negotiating price reductions with new and existing suppliers and by executing VAVE initiatives. We remain committed to delivering the savings identified in our Transformation Program through continued productivity improvements and further reductions of material costs in excess of current inflationary pressures."

Welbilt Reports 2020 Fourth Quarter Operating Results
"We made progress on several strategic initiatives in the fourth quarter. We shipped more equipment with common controllers and worked to incorporate these controllers into additional brands. Our newest version of KitchenConnect®, our open cloud solution for the foodservice industry that improves efficiency, reduces costs and enhances food quality, was well received in the market and multiple chains have expressed an interest in adopting KitchenConnect into their operations. The launch of our new mid-tier Convotherm® maxx™ line of combi ovens in the EMEA and APAC markets exceeded our expectations. We have several new product launches across multiple product lines planned for 2021 that we are equally excited about including the new Merco® automated contactless pickup lockers that are expected to be available over the next couple of months. We are continuing to focus resources on innovations that are likely to see increased demand due to the public's heightened awareness of contagious diseases, such as ghost kitchens and enhanced sanitation features within our equipment."

"Our fourth quarter results again demonstrate the momentum we are gaining as a company in the execution of our strategy. I am very proud of this team and remain confident that we will deliver the 500 basis points of margin improvement while delevering our balance sheet when business conditions return to pre-COVID levels," concluded Johnson.

Other Matters
The Company expects to report a material weakness in internal control related to certain information technology ("IT") controls in the areas of user access rights and the monitoring of such rights for one of the one IT systems that supports the Company's financial reporting processes. There have been no misstatements identified in the Company's financial statements as a result of this material weakness, and the Company expects to timely file its Form 10-K. Remediation efforts are in process.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2020 fourth quarter earnings on Thursday, February 25, 2021 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Thursday, February 25, 2021 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,400 employees and generated sales of $1.2 billion in 2020. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance and compliance with financial covenants), including on customer demand, supply chains and production; our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our expectations regarding future results; descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "gaining momentum," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks from global pandemics including COVID-19, including the measures taken by governmental authorities and third parties in response to pandemics and the efficacy and availability of vaccines; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and

Welbilt Reports 2020 Fourth Quarter Operating Results
other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; risks and uncertainties relating to the material weakness in our internal control over financial reporting; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our other filings with the Securities and Exchange Commission. The COVID-19 pandemic amplifies many of these risks, uncertainties and factors. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2020 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$320.0	$381.8	$1,153.4	$1,593.9
Cost of sales	198.5	248.6	743.4	1,027.0
Gross profit	121.5	133.2	410.0	566.9
Selling, general and administrative expenses	69.7	81.4	285.3	344.2
Amortization expense	9.9	9.9	39.1	38.7
Restructuring and other expense	1.4	4.0	10.9	9.4
Loss from impairment and (gain) loss on disposal of assets — net	(0.1)	0.5	11.6	0.7
Earnings from operations	40.6	37.4	63.1	173.9
Interest expense	19.0	22.8	81.4	97.3
Other (income) expense — net	(1.5)	(7.0)	(4.6)	0.9
Earnings (loss) before income taxes	23.1	21.6	(13.7)	75.7
Income tax expense (benefit)	2.9	3.2	(6.3)	19.8
Net earnings (loss)	$20.2	$18.4	$(7.4)	$55.9
Per share data:
Earnings (loss) per share — Basic	$0.14	$0.13	$(0.05)	$0.40
Earnings (loss) per share — Diluted	$0.14	$0.13	$(0.05)	$0.39
Weighted average shares outstanding — Basic	141,519,211	141,130,146	141,491,326	140,953,496
Weighted average shares outstanding — Diluted	141,762,497	141,676,030	141,491,326	141,567,785

Welbilt Reports 2020 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$125.0	$130.7
Restricted cash	0.4	—
Accounts receivable, less allowance of $4.4 and $4.0, respectively	165.9	183.6
Inventories — net	180.6	186.4
Prepaids and other current assets	50.1	28.2
Total current assets	522.0	528.9
Property, plant and equipment — net	129.1	127.5
Operating lease right-of-use assets	47.5	39.9
Goodwill	942.9	933.1
Other intangible assets — net	469.6	507.7
Other non-current assets	30.5	28.2
Total assets	$2,141.6	$2,165.3
Liabilities and equity
Current liabilities:
Trade accounts payable	$86.4	$104.4
Accrued expenses and other liabilities	164.2	192.4
Current portion of long-term debt and finance leases	1.0	1.2
Product warranties	29.9	33.3
Total current liabilities	281.5	331.3
Long-term debt and finance leases	1,407.8	1,403.1
Deferred income taxes	76.5	81.9
Pension and postretirement health liabilities	27.8	32.8
Operating lease liabilities	37.7	29.1
Other long-term liabilities	37.3	33.7
Total non-current liabilities	1,587.1	1,580.6
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,557,236 shares and 141,213,995 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(25.6)	(31.0)
Retained earnings	316.7	324.5
Accumulated other comprehensive loss	(19.5)	(41.5)
Total equity	273.0	253.4
Total liabilities and equity	$2,141.6	$2,165.3

Welbilt Reports 2020 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net (loss) earnings	$(7.4)	$55.9
Adjustments to reconcile net (loss) earnings to cash provided by (used in) operating activities:
Depreciation expense	21.6	21.3
Amortization of intangible assets	40.6	39.8
Amortization of debt issuance costs	5.2	4.7
Deferred income taxes	(8.2)	(19.8)
Stock-based compensation expense	4.7	7.3
Loss from impairment and disposal of assets	11.6	0.7
Pension settlement	—	1.2
Gain on remeasurement of debt and other realized foreign currency derivative	—	(0.6)
Changes in operating assets and liabilities:
Accounts receivable	21.8	(351.4)
Inventories	10.2	5.0
Other assets	(9.2)	13.4
Trade accounts payable	(21.6)	(46.8)
Other current and long-term liabilities	(54.3)	(0.4)
Net cash provided by (used in) operating activities	15.0	(269.7)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	—	280.7
Capital expenditures	(20.1)	(33.9)
Acquisition of intangible assets	(0.2)	—
Proceeds from maturity of short-term investment	—	32.0
Other	(3.9)	1.1
Net cash (used in) provided by investing activities	(24.2)	279.9
Cash flows from financing activities
Proceeds from long-term debt	219.1	410.0
Repayments on long-term debt and finance leases	(218.7)	(348.4)
Debt issuance costs	(2.1)	—
Repayment of short-term borrowings	—	(15.0)
Payment of contingent consideration	—	(0.8)
Exercises of stock options	1.2	3.2
Payments on tax withholdings for equity awards	(0.8)	(2.4)
Net cash (used in) provided by financing activities	(1.3)	46.6
Effect of exchange rate changes on cash	5.2	0.7
Net (decrease) increase in cash and cash equivalents and restricted cash	(5.3)	57.5
Balance at beginning of period	130.7	73.2
Balance at end of period	$125.4	$130.7

(Continued)

Welbilt Reports 2020 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Year Ended December 31,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$17.8	$36.0
Cash paid for interest, net of related hedge settlements	$76.0	$79.0

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$—	$238.6
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$20.7	$14.9

Welbilt Reports 2020 Fourth Quarter Operating Results
Business Segments

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales:
Americas	$236.1	$279.2	$867.0	$1,208.4
EMEA	83.1	91.4	292.6	392.7
APAC	60.6	73.0	202.1	252.3
Elimination of intersegment sales	(59.8)	(61.8)	(208.3)	(259.5)
Total net sales	$320.0	$381.8	$1,153.4	$1,593.9

Segment Adjusted Operating EBITDA:
Americas	$49.7	$53.4	$155.5	$237.6
EMEA	16.6	15.5	46.2	70.6
APAC	8.9	14.2	31.2	40.7
Total Segment Adjusted Operating EBITDA	75.2	83.1	232.9	348.9
Corporate and unallocated expenses	(15.2)	(11.9)	(62.0)	(62.7)
Amortization expense	(10.4)	(11.0)	(40.6)	(39.8)
Depreciation expense	(5.2)	(4.9)	(20.7)	(21.1)
Transaction costs (1)	—	(0.2)	(0.2)	(1.1)
Other items (2)	0.4	(3.7)	(3.2)	(4.5)
Transformation Program expense (3)	(2.4)	(9.5)	(23.3)	(35.3)
Restructuring activities (4)	(1.9)	(4.0)	(8.2)	(9.8)
Loss from impairment and gain (loss) on disposal of assets — net	0.1	(0.5)	(11.6)	(0.7)
Earnings from operations	40.6	37.4	63.1	173.9
Interest expense	(19.0)	(22.8)	(81.4)	(97.3)
Other income (expense) — net	1.5	7.0	4.6	(0.9)
Earnings (loss) before income taxes	$23.1	$21.6	$(13.7)	$75.7
(1) Transaction costs are associated with acquisition and integrated-related activities. Transaction costs recorded in "Cost of sales" include $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.2 million for the year ended December 31, 2020, and $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively.

(2) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included within "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Comparatively, for the three months and year ended December 31, 2019, these costs include severance related costs of $4.0 million and $9.4 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations.

Welbilt Reports 2020 Fourth Quarter Operating Results

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted Operating EBITDA % by segment (5):
Americas	21.1%	19.1%	17.9%	19.7%
EMEA	20.0%	17.0%	15.8%	18.0%
APAC	14.7%	19.5%	15.4%	16.1%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (6):
United States	$195.0	$224.7	$725.0	$991.8
Other Americas	16.3	25.4	60.4	97.8
EMEA	57.8	70.8	217.5	308.9
APAC	50.9	60.9	150.5	195.4
Total net sales by geographic area	$320.0	$381.8	$1,153.4	$1,593.9
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2020 Fourth Quarter Operating Results
NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$41.9	$50.8	$15.0	$(269.7)
Capital expenditures	(4.2)	(16.5)	(20.1)	(33.9)
Cash receipts on beneficial interest in sold receivables (1)	—	—	—	280.7
Termination of accounts receivable securitization program (2)	—	—	—	96.9
Free Cash Flow	$37.7	$34.3	$(5.1)	$74.0
(1) Represents the cash receipts from the beneficial interest on sold receivables within the accounts receivable securitization program and were classified as “Cash flows from investing activities” in the Consolidated Statements of Cash Flows through final settlement of the program in the second quarter of 2019.
(2) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash flows from operating activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2020 Fourth Quarter Operating Results
Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net earnings (loss)	$20.2	$18.4	$(7.4)	$55.9
Income tax expense (benefit)	2.9	3.2	(6.3)	19.8
Other (income) expense — net	(1.5)	(7.0)	(4.6)	0.9
Interest expense	19.0	22.8	81.4	97.3
Earnings from operations	40.6	37.4	63.1	173.9
Loss from impairment and (gain) loss on disposal of assets — net	(0.1)	0.5	11.6	0.7
Restructuring activities (1)	1.9	4.0	8.2	9.8
Amortization expense	10.4	11.0	40.6	39.8
Depreciation expense	5.2	4.9	20.7	21.1
Transformation Program expense (2)	2.4	9.5	23.3	35.3
Transaction costs (3)	—	0.2	0.2	1.1
Other items (4)	(0.4)	3.7	3.2	4.5
Total Adjusted Operating EBITDA	$60.0	$71.2	$170.9	$286.2

Adjusted Operating EBITDA margin (5)	18.8%	18.6%	14.8%	18.0%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the three months and year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Comparatively, for the three months and year ended December 31, 2019, these costs include severance related costs of $4.0 million and $9.4 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition and integrated-related activities. Transaction costs recorded in "Cost of sales" include $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.2 million for the year ended December 31, 2020, and $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included within "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2020 Fourth Quarter Operating Results
Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net earnings (loss)	$20.2	$18.4	$(7.4)	$55.9
Loss from impairment and (gain) loss on disposal of assets — net	(0.1)	0.5	11.6	0.7
Restructuring activities (1)	1.9	4.0	8.2	9.8
Transformation Program expense (2)	2.4	9.5	23.3	35.3
Transaction costs (3)	—	0.2	0.2	1.1
Other items (4)	(0.4)	3.7	3.2	4.5
Pension settlement (5)	—	—	—	1.2
Foreign currency transaction (gain) loss (6)	(1.5)	(5.8)	(5.7)	0.7
Tax effect of adjustments (7)	(0.8)	(3.4)	(10.3)	(12.9)
Total Adjusted Net Earnings	$21.7	$27.1	$23.1	$96.3

Per share basis
Diluted net earnings (loss)	$0.14	$0.13	$(0.05)	$0.39
Loss from impairment and (gain) loss on disposal of assets — net	—	—	0.08	0.01
Restructuring activities (1)	0.01	0.03	0.06	0.07
Transformation Program expense (2)	0.02	0.07	0.16	0.25
Transaction costs (3)	—	—	—	0.01
Other items (4)	—	0.02	0.02	0.03
Pension settlement (5)	—	—	—	0.01
Foreign currency transaction (gain) loss (6)	(0.01)	(0.04)	(0.04)	—
Tax effect of adjustments (7)	(0.01)	(0.02)	(0.07)	(0.09)
Total Adjusted Diluted Net Earnings	$0.15	$0.19	$0.16	$0.68
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the three months and year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Comparatively, for the three months and year ended December 31, 2019, these costs include severance related costs of $4.0 million and $9.4 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019, $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition and integrated-related activities. Transaction costs recorded in "Cost of sales" include $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019. Professional services and

Welbilt Reports 2020 Fourth Quarter Operating Results
other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.2 million for the year ended December 31, 2020, and $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included within "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the year ended December 31, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended December 31, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(15.2)%	(21.1)%	(23.1)%	(17.6)%
Impact of foreign currency translation(1)	0.1%	5.5%	2.1%	1.4%
Third-party Net Sales	(15.1)%	(15.6)%	(21.0)%	(16.2)%

	For the Years Ended December 31, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(27.8)%	(30.0)%	(24.5)%	(27.8)%
Impact of foreign currency translation(1)	(0.2)%	1.4%	0.1%	0.2%
Third-party Net Sales	(28.0)%	(28.6)%	(24.4)%	(27.6)%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2020 Fourth Quarter Operating Results

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Consolidated:
Net sales	$379.8	$443.6	$1,361.7	$1,853.4
Less: Intersegment sales	(59.8)	(61.8)	(208.3)	(259.5)
Net sales (as reported)	320.0	381.8	1,153.4	1,593.9
Impact of foreign currency translation(1)	(5.4)	—	(3.3)	—
Organic net sales	$314.6	$381.8	$1,150.1	$1,593.9

Americas:
Net sales	$236.1	$279.2	$867.0	$1,208.4
Less: Intersegment sales	(26.3)	(32.1)	(92.4)	(133.1)
Third-party net sales	209.8	247.1	774.6	1,075.3
Impact of foreign currency translation(1)	(0.2)	—	1.3	—
Total Americas organic net sales	$209.6	$247.1	$775.9	$1,075.3

EMEA:
Net sales	$83.1	$91.4	$292.6	$392.7
Less: Intersegment sales	(23.2)	(20.4)	(69.1)	(79.5)
Third-party net sales	59.9	71.0	223.5	313.2
Impact of foreign currency translation(1)	(3.9)	—	(4.3)	—
Total EMEA organic net sales	$56.0	$71.0	$219.2	$313.2

APAC:
Net sales	$60.6	$73.0	$202.1	$252.3
Less: Intersegment sales	(10.3)	(9.3)	(46.8)	(46.9)
Third-party net sales	50.3	63.7	155.3	205.4
Impact of foreign currency translation(1)	(1.3)	—	(0.3)	—
Total APAC organic net sales	$49.0	$63.7	$155.0	$205.4
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.